EXHIBIT 12.1

                                 B&G FOODS, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (DOLLAR AMOUNTS IN THOUSANDS)

                                                YEAR ENDED      YEAR ENDED      YEAR ENDED
                                               DEC. 29, 2001   DEC. 30, 2000   JAN. 1, 2000
                                               -------------   -------------   ------------
Income before income tax expense ...........       $10,027        $   274        $ 4,682
Add:
    Interest expense .......................        27,875         34,230         28,397
    Amortization of deferred financing
       costs ...............................         1,972          1,843          1,477
    Portion of rents
       representative of the interest
       factor ..............................         1,039          1,133            758
                                                   -------        -------        -------
Income as adjusted .........................       $40,913        $37,480        $35,314
                                                   =======        =======        =======

Fixed charges:
    Interest expense .......................       $27,875        $34,230        $28,397
    Amortization of deferred financing
       costs ...............................         1,972          1,843          1,477
    Portion of rents representative of the
       interest factor .....................         1,039          1,133            758
                                                   -------        -------        -------
Fixed charges ..............................       $30,886        $37,206        $30,632
                                                   =======        =======        =======

Ratio of earnings to fixed charges .........          1.32           1.01           1.15
                                                   =======        =======        =======